UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On August 24, 2021, Paul Rosenbaum, Jeffrey Beaty and Arthur Wilmes (collectively, the “Investor Group”) filed a complaint (the “Complaint”) against the Company, together with Scott Kelly, the Company’s Chief Medical Officer and Chairman of the Board, Nader Pourhassan, the Company’s Chief Executive Officer, and each of the members of the board of directors of the Company (the “Board”) in the Court of Chancery of the State of Delaware (the “Chancery Court”). The Investor Group is seeking declaratory relief to compel the Company to honor its nomination notice (the “Nomination Notice”), which was timely delivered to the Company in accordance with the Company’s bylaws on July 1, 2021 and recognize its five highly qualified director candidates. The Investor Group alleges that the Company’s rejection of the Nomination Notice was a baseless maneuver and part of the Company’s unlawful strategy to entrench current leadership and prevent the Investor Group from running a rival slate of Board candidates, thereby precluding the Company’s stockholders from exercising their franchise.

While the Investor Group believes that it will prevail in this proceeding against the Company, no assurances can be made.

Stockholders are encouraged to vote now on the Investor Group’s WHITE proxy card. If, however, the Chancery Court determines that the Company is not required to recognize the Investor Group’s nominees, their vote on the WHITE proxy card will not be counted and stockholders can vote on the Company’s proxy card once it becomes available to revoke their vote on the Investor Group’s card. Only the latest-dated proxy card counts. We will continue to update you on these matters as events warrant.

ITEM 1

On August 26, 2021, the Participants issued the following press release. The Participants also posted this press release on their website, www.advancingll.com, and e-mailed it to certain stockholders of the Company:

GROUP OF CYTODYN STOCKHOLDERS FILES LAWSUIT TO FORCE COMPANY

TO ALLOW STOCKHOLDERS TO VOTE FOR ALTERNATIVE DIRECTOR NOMINEES

Company Has Sought to Block Stockholders’ Right to Vote for Group’s Highly Qualified Nominees

NEW YORK — August 26, 2021 — A group of long-time stockholders (the “Group”) of CytoDyn Inc. (“CYDY or the “Company) (OTC: CYDY) that has nominated five highly experienced director candidates to serve on the Company’s Board of Directors today announced that it has filed a lawsuit in the Delaware Court of Chancery seeking to force CYDY to allow stockholders to vote for the Group’s nominees. CYDY has previously filed litigation seeking to block the ability of stockholders to vote for the Group’s nominees as an alternative to the current CYDY Board and has issued several communications falsely stating that stockholders cannot do so.

In a statement, the Group stated, “The current CytoDyn Board has repeatedly failed to secure FDA approval for the Company’s groundbreaking Leronlimab drug, which has the potential to improve the lives of people suffering from several conditions. Given the Board’s value-destructive failures and snowballing legal and regulatory issues, we have nominated five exceptionally qualified candidates to serve on the Board and utilize their considerable expertise to achieve the Company’s core objectives of obtaining FDA approval for Leronlimab and reinvigorating CYDY. We will not stand by while the incumbent Board and management team files meritless lawsuits and issues false press releases, in addition to their corrupt behaviors and efforts to entrench themselves, in order to continue collecting their outsized pay packages. The time has come for stockholders to have this choice and we will fight to protect the stockholders’ fundamental right to vote on CYDY’s leadership while the Company illegally and irresponsibly fights to deprive them from doing so. If the current Board and management team are confident in their performance to date, why are they afraid to let stockholders vote?”

The full complaint filed by the Group can be accessed at www.advancingLL.com/complaint.

CYDY previously commenced a meritless lawsuit in Federal Court in Delaware challenging the Group’s proxy materials. Acting at the direction of the Board, CYDY was clearly forum-shopping to avoid the Chancery Court where certain of the Board’s prior misconduct already has been condemned.

If elected, the Nominating Stockholders’ nominees – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD MBA, and Melissa Yeager – will take the steps necessary to earn FDA approval for Leronlimab and enhance long-term value for all stockholders.

The Nominating Stockholders’ website at www.advancingll.com includes information about the nominees and the group’s platform. It will be continuously updated with additional information.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D. MBA, Melissa Yeager and CCTV Proxy Group, LLC (collectively the “Participants”) have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of their slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants. The definitive proxy statement and an accompanying proxy card is available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

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Contacts:

Media
Mark Semer/Sam Cohen

Gasthalter & Co.
(212) 257-4170

cydy@gasthalter.com

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(212) 297-0720
info@okapipartners.com

ITEM 2

On August 26, 2021, the Participants posted the Complaint to their website at www.advancingll.com and e-mailed it to certain stockholders of the Company:

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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PAUL A. ROSENBAUM, JEFFREY	)
P. BEATY, and ARTHUR L. WILMES,	)
)
Plaintiffs,	)
)
v.	)	C.A. No._______________
)
CYTODYN INC., SCOTT A. KELLY,	)
NADER Z. POURHASSAN, JORDAN G.	)
NAYDENOV, ALAN P. TIMMINS,	)
SAMIR R. PATEL, and	)
GORDON A. GARDINER,	)
)
Defendants.	)

VERIFIED COMPLAINT FOR DECLARATORY RELIEF

Plaintiffs Paul A. Rosenbaum, Jeffrey P. Beaty, and Arthur L. Wilmes (“Plaintiffs” or the “Proposing Persons”), by and for their Complaint against CytoDyn Inc. (“CytoDyn” or the “Company”) and members of its board of directors (the “Board”), allege upon knowledge as to them, and upon information and belief as to all other matters, as follows:

Introduction

1.            This case is in response to the misconduct of the besieged and corrupt Board of CytoDyn, which has directed CytoDyn to take irresponsible and illegal steps to prevent Plaintiffs from nominating a slate of candidates to unseat incumbent Board members through a fair proxy contest. So hungry to entrench themselves in self-serving positions and to continue bestowing bloated benefits on themselves, the Board is causing the Company to purport to reject Plaintiffs’ nominations of Board candidates and thereby to deprive Plaintiffs (as well as other stockholders) of the most fundamental franchise rights. Indeed, the unlawful attempt to have the Company thwart a fair proxy contest is only the latest in a pattern of corrupt acts by the Board. Only a few months ago, this Court (Fioravanti, V.C.) in a litigation involving the grant of stock awards to certain officers and directors said of the Board members: “I am deeply troubled by the behavior of the defendants in approving these awards. Based upon the record, this strikes me as a case of unmitigated greed” (emphasis added).

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2.            Under its inept current leadership, CytoDyn is a pharmaceutical firm that should be far along -- but regrettably is not -- in developing and commercializing a blockbuster new drug, Leronlimab, which has the potential to return significant value to the Company’s shareholders. Instead, CytoDyn is mired in snowballing legal and regulatory issues, including a strained relationship with its primary regulator, the Food and Drug Administration (“FDA”), and investigations by both the United States Department of Justice (“DOJ”) and Securities and Exchange Commission (“SEC”) into insider trading and other malfeasance by members of the Board. The Board’s mismanagement has led to a series of shareholder lawsuits, including the one in which this Court recently admonished CytoDyn’s CEO and Board members for “unmitigated greed.”

3.           The Board’s most recent effort to entrench itself and protect its members’ outsized pay packages is directed at Plaintiffs, who as stockholders acting as so-called “Proposing Persons,” nominated a slate of directors to address the issues facing CytoDyn and shepherd Leronlimab through to FDA approval. The Proposing Persons’ nominees were selected for their regulatory, industry, medical, and legal expertise built through decades of relevant experience. In accordance with the Company’s By-laws and procedures, the Proposing Persons indisputably provided timely notice of their nominations to the Board in advance of the Company’s Annual Meeting on October 28, 2021.

4.            Rather than put its rapidly depleting resources to work securing FDA approval for its drug pipeline, the Company at the direction of the Board has instead chosen to focus on entrenching itself and to raise purported technical deficiencies with the Proposing Persons’ notice under the Company’s By-laws. This effort is facially without merit and part of a do-whatever-it-takes strategy against the Proposing Persons. In particular, the Company, again acting at the Board’s direction, and clearly forum-shopping to avoid this Courthouse where certain of the Board’s prior misconduct already has been condemned, commenced a meritless lawsuit in Delaware federal court challenging the Proposing Persons’ proxy materials, which is separate and distinct from the nominating notice issues involved in this case. 1 It shows how the Company is pursuing scorched-earth, indeed hypocritical, tactics at great expense to frustrate Plaintiffs’ franchise rights, as the Company improperly seeks to enjoin Plaintiffs’ proxy solicitation even though the proxy materials satisfied the rigorous SEC review process and at the same time contend to Plaintiffs that their nominations have been rejected.

1 See CytoDyn, Inc. v. Rosenbaum, et. al, No.: 1:21-cv-01139-MN (D. Del.) (the “Federal Lawsuit”).

5.            On their face, the purported deficiencies belatedly identified by the Company provide no basis to prevent Plaintiffs from exercising their right to have their nominated slate of candidates participate in the upcoming Board election. Reflecting its gamesmanship, the Company in fact waited a full month after timely receipt of the nominating notice to raise its claimed concerns – which means the Company needed to think long and hard about what contrived arguments it might be able to concoct and sought to ambush Plaintiffs by leaving them little time. This baseless maneuver should be seen for what it is: part of the Company’s unlawful strategy to entrench current leadership and prevent Plaintiffs from running a rival slate of Board candidates, thereby precluding CytoDyn’s shareholders from exercising their franchise. Absent prompt determination of Plaintiffs’ rights and CytoDyn’s obligations under the Company’s By-laws given the Board election scheduled for October 28, 2021, CytoDyn will succeed in illegally blocking Plaintiffs’ nominees and ultimately disenfranchising Plaintiffs, as well as other shareholders.

The Parties

6.           Plaintiffs Rosenbaum, Beaty and Wilmes are individual shareholders in CytoDyn who, as of June 30, 2021, the date on which Plaintiffs notified the Company of its Board nominees, were the direct beneficial owners of a combined 2,278,888 shares of CytoDyn Common Stock.

7.            Nonparties Thomas Errico, Bruce Patterson, Melissa Yeager, and Peter Staats, along with Plaintiff Rosenbaum, are Plaintiffs’ nominees to the Company’s Board (the “Nominees”, and, together with Plaintiffs, the “Proxy Group”).

8.           Defendant CytoDyn is a Delaware corporation with its principal place of business in Vancouver, Washington. CytoDyn is purportedly “developing” Leronlimab, a monoclonal antibody CCR5 receptor antagonist, although it has failed to receive regulatory approval for the drug.

9.           Defendants Scott A. Kelly, CytoDyn’s Chief Medical Officer; Nader Z. Pourhassan, CytoDyn’s CEO; Jordan G. Naydenov; Alan P. Timmins; Samir R. Patel; and Gordon A. Gardiner are members of CytoDyn’s Board. According to their biographies on the CytoDyn website, no member of the Board has meaningful experience in obtaining FDA approval for a drug or medical device, nor has had prior experience with the FDA approval process outside of their clumsy Leronlimab effort.

10.         After the Proposing Persons announced their slate of Nominees, current independent Board members Timmins, who serves as the chair of the audit committee, and Patel evidently recognized the risks of having to face accountability in an election and announced that they would not stand for reelection. The turmoil among the Board only heightens concerns about the absence of competent stewardship by current leadership at the Company.

Jurisdiction and Venue

11.         This Court has jurisdiction over this action pursuant to 8 Del. C. § 111 and 10 Del. C. § 341.

12.         As directors of a Delaware corporation, the Individual Defendants have also consented to the jurisdiction of this Court pursuant to 10 Del. C. § 3114.

Factual Background

A.	CytoDyn’s Mounting Failures and Legal Entanglements

13.          CytoDyn’s current Board has a well-earned reputation for incompetence.

14.         While seeking approval of its monoclonal antibody drug Leronlimab, it has alienated the FDA by consistently failing to meet the FDA’s expectations. A working relationship between an applicant and the FDA, and an understanding of the FDA approval process, is essential for a nascent drug’s success. Instead of nurturing such a relationship, the FDA recently criticized the Company for its trial results reporting, requested that the Company start its clinical trial over, and has refused to authorize CytoDyn-led trials.

15.          CytoDyn has also attracted the attention of the DOJ and SEC. CytoDyn recently disclosed in its Form 10-K that the DOJ and SEC served subpoenas on the Company and “certain of its executives” concerning the Company’s communications with the FDA and its “public statements regarding the use of [L]eronlimab as a potential treatment for COVID-19 … and trading in the securities of CytoDyn.”

16.          The Company is also awash in securities litigation against the Board and management.2 In settling one of its many suits, this Court remarked on CytoDyn’s CEO:

I must say that I am deeply troubled by the behavior of the defendants in approving these awards. Based upon the record, this strikes me as a case of unmitigated greed. … I am also concerned that the SLC (special litigation committee) allowed the mastermind of these awards, Mr. Pourhassan, to keep the equivalent of 40 percent of his awards...3

2 See, e.g., Alpha Venture Capital Partners, LP, v. Pourhassan,, No. 2020-0307-PAF (Del. Ch.) (complaint filed April 24, 2020); Alpha Venture Capital Partners, LP, v. Pourhassan, No. 3:20-cv-05909-JLR (W.D. Wash.) (complaint filed Sept. 10, 2020); Lewis v. Pourhassan, No. 3:21-cv-05190-BHS (W.D. Wash.) (complaint filed March 17, 2021); Goodwin v. Pourhassan, No. 3:21-cv-05260 (W.D. Wash.) (complaint filed April 9, 2021); Berndt v. Kelly, M.D., No. 3:21-cv-05422 (W.D. Wash.) (complaint filed June 4, 2021); Lavin v. Pourhassan, No. 3:21-cv-05465 (W.D. Wash.) (complaint filed June 25, 2021).

3 See Transcript of 4/19/21 Oral Argument and Ruling of the Court on the Special Litigation Committee’s Motion for Approval of Approved Settlement, Alpha Venture Capital Partners LP, v. Pourhassan, No. 2020-0307-PAF at 28:6-9, 28:18-21.

17.          The Board’s greed, coupled with the Company’s inept management, has frozen CytoDyn out of traditional credit markets. CytoDyn has had to resort to borrowing money on highly unfavorable terms from toxic lender Iliad Research and Trading, L.P., led by John M. Fife. To settle an SEC complaint against him regarding insider trading, Fife – who was already barred by FINRA at the time he entered into the loans with CytoDyn – agreed to an associational bar.

18.         More recently, the Company has wasted corporate resources to entrench the Board by filing a meritless suit in the United States District Court for the District of Delaware against the Proxy Group purporting to raise issues with their preliminary proxy statement. To conserve resources and move past these stall tactics, the Proxy Group filed a revised preliminary proxy statement with the SEC, addressing the Company’s purported disclosure concerns and thus mooting that action. The Proxy Group has since filed its definitive proxy statement.

B.	Plaintiffs’ Nominating Notice

19.          Pursuant to Section 2(a)(2) of the Company’s By-laws, which requires notices of nominations 90-120 days prior to the Annual Meeting, on June 30, 2021, the Proposing Persons sent a letter to the Secretary of the Company providing notice of its nomination of five individuals to the Board (the “Nominating Notice”) (attached as Ex. A). Although the notices of nominations are geared towards giving the Company information to include in proxy materials it prepares, Plaintiffs have not sought to have their slate included in the Company’s proxy statement but rather have taken on the responsibility to prepare their own proxy materials independent of the Company’s materials. In fact, so unsettled and rattled is the current Board that the Company itself, unlike Plaintiffs, have not yet filed even preliminary proxy materials with the SEC for the upcoming shareholders meeting on October 28, 2021.

20.          Even though Plaintiffs are proceeding with their own independent proxy materials, their 222-page Nominating Notice provided, in meticulous detail, information on the Proposing Persons and Nominees, and included the nominating consents of the Nominees; information on transactions in the Company’s common stock for both the Proposing Persons and Nominees for the prior two years; extensive questionnaires for each Nominee and Proposing Person; and all other documents and information required under the By-laws. See By-Laws (attached as Ex. B) § 2(a)(2).

21.          The Nominating Notice likewise detailed the qualifications of each of the Nominees and explained why they could succeed where the Company has failed in obtaining FDA approval of Leronlimab:

a.	“Ms. Yeager is an expert in pharmaceutical, medical device, and biotechnology regulatory affairs. Since 2020, Ms. Yeager has served as Principal of Regulatory Consulting Group, a regulatory affairs and compliance consultant for development-stage biopharmaceutical companies and Senior Vice President, Jaguar Health. … The Proposing Persons believe that Ms. Yeager’s regulatory affairs and compliance expertise will make her a valuable addition to the Board.

b.	“Dr. Patterson is a leading authority on the effects of viral pathogens on the human immune system. He currently serving as Founder and, since October 2009, Chief Executive Officer of IncellDx, a leading biotechnology molecular diagnostics company. … Dr. Patterson has also created companion diagnostics for FDA clinical trials run by Merck, Pfizer, and others, and has 91 issued and pending patents worldwide.

c.	“Dr. Errico is a world-class surgeon, entrepreneur, and FDA consultant, has served as Associate Director of Pediatric Orthopedic and Neurosurgical Spine at Nicklaus Children’s Hospital Center for Spinal Disorders in Miami, Florida since January 2019, where he specializes in pediatric spinal deformities. … The Proposing Persons believe Dr. Errico’s medical and FDA expertise, as well as his industry knowledge, will make him a valuable addition to the Board.

d.	“Mr. Rosenbaum … was Chief Executive Officer and Chairman of the Board of Directors of global media measurement and research company Rentrak Corporation from September 2000 until June 2009, a NASDAQ company. … The Proposing Persons believe Mr. Rosenbaum’s legal expertise, as well as his industry knowledge, will make him a valuable addition to the Board.

e.	“Dr. Staats is one of the world’s foremost pain management doctors [and] has a long track record of working with the FDA, having served as the co-principal investigator on the largest randomized controlled trial ever performed on intrathecal pumps, and principal investigator on the first large scale trial on a novel intrathecal agent for pain. … The Proposing Persons believe Dr. Staats’ medical expertise, his understanding of FDA and regulatory path and his familiarity with corporate governance will make him a valuable addition to the Board.”

Ex. A at 3-6.

22.            CytoDyn admits as it must that it timely received the Nominating Notice on July 1, 2021, ahead of the July 2, 2021, advance notice deadline set forth in the Company’s By-laws. While the Proposing Persons specifically requested that the Company promptly notify them if the Company contended the Nominating Notice “is incomplete or is otherwise deficient in any respect,” Ex. A at 12, and, in the absence of such notice, that the Proposing Persons would assume that the Nominating Notice was compliant with the By-laws, the Company did not raise any purported issues with the Nominating Notice in a timely fashion.

23.            After twenty days of not hearing anything further from the Company, on July 20, 2021, the Proxy Group filed its preliminary proxy statement with the SEC. In it, the Proxy Group set forth its position as to why Company management was in dire need of change:

We firmly believe that [CytoDyn] is deeply undervalued and that management and the Board have mishandled their stewardship of Leronlimab, thereby failing to capitalize on significant opportunities to unlock substantial value for all stockholders. As a result of their mismanagement, the Company continually posts sizeable losses despite the tremendous potential of Leronlimab.4

4 See Proposing Persons’ July 20, 2021, preliminary proxy statement, available at https://www.sec.gov/Archives/edgar/data/0001863643/000110465921094022/tm2122498-2_prec14a.htm

24.            After the preliminary proxy statement was filed, the Company began its all-out assault on the Proposing Persons. A full month after the Proposing Persons served the Nominating Notice, on July 30, 2021, the Company addressed a letter (the “Deficiency Letter”) to Rosenbaum purporting to raise more than 50 technical deficiencies with the Nominating Notice and accompanying questionnaires. Ex. C (Deficiency Letter). The fact that the Company lay in wait for a month reflects its bad faith, the lack of bona fides to its posturing, and the self-serving gamesmanship of the Board in conducting Company affairs at the expense of Plaintiffs’ fundamental rights as stockholders.

25.            The purported litany of baseless claims of deficiencies run the gamut from the Company’s misreading of its own By-laws to misreading of SEC regulations to complaints about the format of the information presented.

26.            For example, the Company claimed that Proposing Persons Wilmes and Beaty were not stockholders of record at the time of the Nominating Notice. However, each of Wilmes and Beaty were stockholders of record on June 30, 2021, and were therefore permitted under the By-laws to propose nominees.

27.            The Company accused the Proposing Persons of not disclosing certain acquisitions or dispositions of the Company’s stock because they did not list certain stock options granted to Dr. Patterson as compensation for his consulting work. The Exchange Act’s regulations, however, do not call for the disclosure of acquisition and dispositions, but rather for disclosure of purchases and sales, which stock grants are not.

28.            The Company also claims to have found a deficiency in the Proposing Persons’ failing to provide certain information “in the necessary tabular form.” The By-laws do not, however, require that the information required to be disclosed in nominating notices be presented in any particular form. All of the relevant information was included.

29.            The Company also took issue with certain responses in the questionnaires of Proposing Persons Beaty and Wilmes. The Company misinterprets its own By-laws, as CytoDyn’s By-laws do not even require Proposing Persons to submit questionnaires; the questionnaire requirement applies only to Nominees.

30.            The Company’s issues with the Nominee questionnaires were likewise pretextual. The Company found a purported deficiency in Nominee Yeager’s questionnaire, where Yeager answered certain questions by writing “see attached.” The Company mistakenly claimed nothing was attached, but the questionnaire was attached to the rest of the Nominating Notice, which contained the required answers. The Company complained that Nominee Staats did not disclose the existence of a limited liability company that he created to employ caregivers for his ailing (and since deceased) father, even though the LLC had no bearing on Dr. Staats’ fitness to serve as a director, nor was he ever employed by the LLC.

31.            The remaining so-called “deficiencies” consist largely of information known to the Company and, in any event, in the public record, or areas in which the Company disputes the accuracy of the Proposing Persons’ information (such as whether Dr. Patterson “can exert significant influence over an entity”). One thing is clear from the substance of these purported “deficiencies”: the Company possesses all the knowledge it needs or may want concerning the Nominees and any purported issues with the Nominating Notice are a pretext to prevent the Proxy Group from presenting its slate of directors at the October 28 meeting, allowing the incumbents to entrench themselves.

32.            Realizing the weakness of the Deficiency Letter, the Company also commenced the Federal Lawsuit seeking, among other relief, a declaration that the preliminary proxy statement does not comply with federal securities laws. In that suit, the Company is seeking far-flung discovery for no purpose other than to harass Plaintiffs and their potential constituents; drive up expenses for the Proposing Persons; distract the voters from the Board’s failures; and engage in a fishing expedition into a rival slate of nominees.

33.            On August 11, 2021, the Proposing Persons responded to the Deficiency Letter, addressing each of the Company’s purported issues with the Nominating Notice (the “Response Letter”). Attached as Ex. D. As the Response Letter made clear, the Deficiency Letter was “a thinly veiled attempt to disenfranchise stockholders and blatantly entrench management in breach of the Board’s fiduciary duties.” Ex. D at 1.

34.            The Response Letter explained, step-by-step, how the Nominating Notice provided all of the information regarding the Nominees required by the By-laws. But the Proposing Persons did not stop there. Where the Deficiency Letter demanded information not required in the Company’s By-laws, the Proposing Persons nevertheless provided it. The Proposing Persons did not, and have not, attempted to hide anything from the Company. Under the Company’s By-laws, the Nominating Notice serves a dual purpose: (a) to provide the information required under Regulation 14A of the Exchange Act; and (b) to provide information CytoDyn “may reasonably require to determine the eligibility of such proposed nominee to serve as a director.” Ex. B § 2(a)(2)(A). The Company has made no allegation that it ever lacked information required to determine the Nominees’ eligibility.

35.            The Response Letter alerted the Company that, if the Company did not confirm that CytoDyn intended to honor the Proposing Persons’ Nominees by August 18, 2021, the Proposing Persons would commence legal action. Further reflecting its utter bad faith, the Company waited until 9:00 p.m. on the last day by which a reply was requested as if it needed time to prepare a substantive explanation of its position. On that date, the Company, having waited the week, only sent a perfunctory communication standing by its objections, claiming that, from the Board’s conflicted position, the “Proposing Persons do not have the right to nominate any candidates for election as directors at the 2021 Annual Meeting.”

36.            Due to the upcoming Annual Meeting and the importance to the stockholder franchise, Plaintiffs require a prompt determination of this matter. No discovery appears needed to dispose of the Company’s misguided bases for asserting deficiencies and purporting to refuse to recognize Plaintiffs’ nominees for the upcoming Board election.

COUNT I

Declaration that the Company Under its Board Direction Has Not Complied with Its By-laws Regarding Board Nominations

37.            Plaintiffs repeat and reallege Paragraphs 1 through 36 as if fully set forth herein.

38.            Under the Company’s By-laws, the Company is required to acknowledge and accept nominations for elections as a director when that notice is sent and received by the deadline of July 2, 2021. See Ex. B, § 2(a)(2).

39.            The Proposing Person’s Nominating Notice complied with all Company By-laws and is valid notice of their intent to nominate the Nominees for positions as directors, to be voted upon at the Company’s Annual Meeting. When the Company requested additional information not required under the By-laws, the Proposing Persons nevertheless complied, despite having no obligation to do so.

40.            Acting at the direction of plainly conflicted incumbent Board members attempting to preserve their own positions without regard to their legal duties and obligations, the Company unjustly and unlawfully has purported to reject the Nominating Notice. In so acting, the Company is unlawfully preventing Plaintiffs as stockholders from proceeding with their Nominating Notice in compliance with the By-laws (which it satisfied in good faith and certainly with no material discrepancies). Instead, the Company is acting unlawfully to entrench its current leadership, who are corrupt and incompetent, and to block Plaintiffs from presenting alternative candidates to stockholders, consistent with their franchise rights.

41.            By rejecting the Nominating Notice, the Company, under the conflicted Board members’ direction, has violated the express terms of the By-laws and is depriving Plaintiffs of their crucial nominating rights.

42.            Plaintiffs have no adequate remedy at law.

WHEREFORE, Plaintiffs respectfully request that this Court enter an order:

(a)	Declaring that the Nominating Notice complies with the Company’s By-laws;

(b)	Declaring that the Nominees are permitted to stand for election at the Company’s annual meeting;

(c)	Permanently enjoining the Company and its Board from taking any actions to prevent the Proxy Group from exercising their rights under the Company’s By-laws; and

(d)	Granting Plaintiffs such other and further relief as the Court deems just and proper.

Of Counsel:	GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP	/s/ Lisa Zwally Brown
Lisa Zwally Brown (#4328)
Hal S. Shaftel	brownli@gtlaw.com
Daniel Friedman	1007 North Orange Street, Suite 1200
Sarah E. Atlas	The Nemours Building
200 Park Avenue	Wilmington, Delaware 19801
New York, New York 10016	(302) 661-7000
(212) 801-9200
shaftelh@gtlaw.com
friedmand@gtlaw.com
atlass@gtlaw.com

BAKER BOTTS LLP

Drew G.L. Chapman
John P. Johnston
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2515
(212) 408-2582
drew.chapman@bakerbotts.com
john.johnston@bakerbotts.com

Attorneys for Plaintiffs

Dated: August 24, 2021

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